Exhibit 10.1
LEASE AMENDMENT #11

DIAMONDBACK E & P LLC

FASKEN MIDLAND, LLC (hereinafter called "Lessor") and DIAMONDBACK E & P LLC, successor to Windsor Permian, LLC (hereinafter called "Lessee"), for good and valuable consideration the receipt of which is hereby acknowledged on July 31, 2014 (the "Effective Date"), do hereby amend that certain Lease Agreement dated April 19, 2011 (the "Original Lease Agreement"), as amended by Lease Amendment #1 dated June 6, 2011, Lease Amendment #2 dated August 5, 2011 (surrendered September 30, 2012), Lease Amendment #3 dated September 28, 2011, Lease Amendment #4 dated February 6, 2012, Lease Amendment #5 dated July 25, 2012, Lease Amendment #6 dated December 18, 2012, Lease Amendment #7 dated June 14, 2013, Lease Amendment #8 dated June 14, 2013, Lease Amendment # 9 dated September 3, 2013 and Lease Amendment #10 dated September 26, 2013 (collectively, the "Lease Agreement"), covering a total of approximately 13,916 square feet of Net Rentable Area located on Level Twelve (12) of One Fasken Center at 500 West Texas Avenue, Midland, Texas 79701 ("One Fasken Center"), under the following terms and conditions:

1.
LEASED PREMISES. Effective August 1, 2014, Section 1.5 "Leased Premises" of the Lease Agreement shall be amended to add approximately 475 square feet of Net Rentable Area located on the twelfth (12th) floor of One Fasken Center as more fully diagramed on the floor plans attached hereto and made a part hereof as Exhibit "B-2"; ("Suite 1235 Expansion Space"). The term "Leased Premises" shall hereinafter mean and include the Suite 1235 Expansion Space. The Leased Premises, with the Suite 1235 Expansion Space, will then consist of a total of approximately 14,391 square feet of Net Rentable Area, which represents 3.41% of the total Net Rentable Area of the Building, such total Net Rentable Area of the Building being 421,546 square feet. Lessor and Lessee acknowledge and agree that the aforesaid description of the size and square footage of the Leased Premises and the Building are an approximation, which the parties agree is reasonable and payments made thereupon are not subject to dispute.

2.	LEASE TERM. The Lease Term for the Suite 1235 Expansion Space shall be for a period commencing on August 1, 2014, and expiring on May 31, 2016.

3.	BASE YEAR. The Base Year for Operating Expenses and Tax Expenses for the Suite 1235 Expansion Space shall be the calendar year 2014.

4.	RENT. The Base Rent for the Suite 1235 Expansion Space is as follows:

PERIOD	ANNUAL RATE PER SQ. FT.	MONTHLY BASE RENT
8/1/2014 - 5/31/2015	$29.00	$1,147.92
6/1/2015 - 5/31/2016	$29.75	$1,177.60

All monthly Base Rent for the Suite 1235 Expansion Space shall be paid to Lessor in advance and without demand, counterclaim or offset, on or before the first day of each calendar month.

5.
TENANT IMPROVEMENTS. Lessee accepts the Suite 1235 Expansion Space on an "AS IS" basis, without any finish out allowance from Lessor to refurbish the Suite 1235 Expansion Space. Any alterations to the Suite 1235 Expansion Space shall be at Lessee's sole expense and responsibility.

6.
PARKING. Effective August 1, 2014, Lessor agrees to provide one (1) additional parking spaces with respect to the Suite 1235 Expansion Space during the Term, in the designated areas, at the following rate per space per month plus applicable sales tax:

1	@$195.00 per space per month for Officer Reserved (Basement & Level One) -
space may be limited, if available

0	@ $150.00 per space per month for Preferred Reserved (Level Two and above) -
space may be limited, if available

0	@ $115.00 per space per month for General Unreserved

The monthly rates set forth in this Section 7 shall be adjusted annually during the Term to an amount equal to the prevailing market rates being charged in the Building for similar parking spaces. The parking spaces set forth in this Section 7 shall be for Lessee and/or Lessee's employees and Lessor shall have the right to assign parking space as conditions permit. However, Lessor shall not be required to police the use of these spaces. Lessor may make, modify and enforce rules and regulations relating to the parking of automobiles in the parking area(s), and Lessee shall abide thereby. Lessor shall not be liable to Lessee or Lessee's agents, servants, employees, customers, or invitees for damage to person or property caused by any act of omission or neglect of Lessee, and Lessee agrees to hold Lessor harmless from all claims for any such damage.

7.	ADDITIONAL RENT. Section 2.3 "Operating Expenses" of the Original Lease Agreement is hereby deleted and the following substituted in lieu thereof:

"2.3Additional Rent.

(a)In addition to Base Rent, during each calendar year, or portion thereof, falling within the Extended Term, Lessee shall pay to Lessor as Additional Rent hereunder Lessee's Ratable Share of the amount by which (i) Operating Expenses (as defined below) for the applicable calendar year exceeds Operating Expenses for the Base Year, and (ii) Tax Expenses (as defined below) for the applicable calendar year exceeds Tax Expenses for the Base Year. Prior to January 1 of each calendar year during the Term, or as soon as practical thereafter, Lessor shall make a good faith estimate of Operating Expenses and Tax Expenses for the applicable full or partial calendar year and Lessee's Ratable Shares thereof. On or before the first day of each month during such calendar year, Lessee shall pay Lessor, as Additional Rent, a monthly installment equal to one-twelfth of Lessee's Ratable Share of (1) Lessor's estimate of the amount by which Operating Expenses for such calendar year will exceed Operating Expenses for the Base Year, and (2) Lessor's estimate of the amount by which Tax Expenses for such calendar year will exceed Tax Expenses for the Base Year. Lessor shall have the right from time to time during any such calendar year to reasonably revise the estimate of Operating Expenses and Tax Expenses for such year and provide Lessee with a revised statement therefor (provided, however, Lessor agrees that Lessor shall not issue a revised statement more than twice in any calendar year for Operating Expenses and twice in any calendar year for Tax Expenses), and thereafter the amount Lessee shall pay each month shall be based upon such revised estimate. If Lessor does not provide Lessee with an estimate of the Operating Expenses and/or Tax Expenses by January 1 of any calendar year, Lessee shall continue to pay a monthly installment based on the previous year's estimate until such time as Lessor provides Lessee with an estimate of Operating Expenses and/or Tax Expenses for the current year. Upon receipt of such current year's estimate, an adjustment shall be made for any month during the current year with respect to which Lessee paid monthly installments of Additional Rent based on the previous year's estimate. Lessee shall pay Lessor for any underpayment within thirty (30) days after Lessor's written demand. Any overpayment of Additional Rent shall, at Lessor's option, be refunded to Lessee or credited against the installments of Additional Rent next coming due under the Lease. Any amount paid by Lessee based on any estimate shall be subject to adjustment pursuant to subsection 2.3(b) below when actual Operating Expenses or actual Tax Expenses, as applicable, are determined.

(b)As soon as is practical following the end of each calendar year during the Extended Term, Lessor shall furnish to Lessee a statement of Lessor's actual Operating Expenses and Tax Expenses for the previous calendar year. If for any calendar year the Additional Rent collected from Lessee for such calendar year, as a result of Lessor's estimate of Operating Expenses or Tax Expenses, is in excess of Lessee's Ratable Share of the amount by which Operating Expenses or Tax Expenses, as applicable, for such year exceeds Operating Expenses or Tax Expenses for the Base Year, then Lessor shall refund to Lessee any overpayment (or at Lessor's option apply such amount against Additional Rent due or to become due hereunder). Likewise, Lessee shall pay to Lessor, within thirty (30) days after demand, any underpayment with respect to such calendar year whether or not the Lease has terminated prior to receipt by Lessee of a statement for such underpayment, it being understood that this clause shall survive the expiration or termination of the Lease."

8.	OPERATING EXPENSES. Section 2.4 "Definition of Operating Expenses" of the Original Lease Agreement is hereby deleted and the following substituted in lieu thereof:

"2.4Definition of Operating Expenses.

(a)Operating Expenses. The term "Operating Expenses" means the following costs and expenses that are incurred, paid or are an obligation to be paid by Lessor with respect to the management, operation, ownership, maintenance, insuring, servicing, and repairing of the Property, including, but not limited to: (a) insurance premiums and policy deductibles paid with respect to the Property, including fire and extended coverage insurance and liability insurance; (b) utilities and sales taxes and fees thereon, including, without limitation, water, power, heating, lighting, ventilation, sanitary sewer and air conditioning, but not including those utility charges actually and directly paid by Lessee or other lessees or occupants; (c) ad valorem taxes (or any tax hereafter imposed in lieu thereof) levied on the Premises, the Building, the Common Areas or any improvements thereon; (d) personal property taxes applicable to the Building or the Premises, but not personal property taxes applicable to the personal property or premises leased to other lessees, prospective lessees or other occupants; (e) any reasonable fees or costs incurred in connection with protesting any tax assessment; (f) janitorial and maintenance expenses, including without limitation: (i) janitorial services and janitorial supplies and other materials used in the operation and maintenance of all Common Areas; and (ii) the cost of maintenance and service agreements on equipment, window cleaning, landscaping, grounds maintenance, pest control, security, trash and snow removal, and other similar services or agreements; (g) management fees and expenses (or a charge equal to a customary management fee if Lessor provides its own management services); (h) costs of operating a property management office including reasonable rent and personnel; (i) wages, salaries and benefits of personnel at or below the level of building manager; (j) contract labor performing duties of the foregoing personnel; (k) the costs, including interest thereon, amortized over its useful life, of any improvement, including capital improvements (i) made by or on behalf of Lessor which is required under any laws, (ii) of the acquisition and installation of any device or equipment designed to improve the operating efficiency of any system or which is acquired to improve safety, (iii) the acquisition and installation of any device equipment or construction component, which represents a replacement of an item the repair and maintenance of which would otherwise included in Operating Expenses; (1) all services, supplies, repairs, replacements or other expenses associated with servicing, maintaining, managing and operating the Property, including, but not limited to the Building, systems of the Building (HVAC, elevators, life safety, plumbing and electrical), lobbies of the Building, garage, vehicular and pedestrian traffic areas and all other Common Areas; (m) wages and salaries of Lessor's employees engaged in the maintenance, operation, repair of the Building and providing services to the Building, including taxes, insurance and customary fringe benefits; (n) legal fees and accounting costs; (o) landscaping and security costs; (p) costs of operating and maintaining parking facilities; (q) all costs of business licenses and permits, including permits and licenses required for - equipment and systems in the Building; (r) all costs and expenses in connection with providing parking services and traffic control; and (s) all marketing and promotional efforts (including installation, removal and storage of such marketing and promotional materials) as are selected by Lessor or in which Lessor participates.

(b)Tax Expenses. "Tax Expenses" and "Taxes" mean the total costs incurred for: (a) real and personal property taxes and assessments (including ad valorem and general or special assessments) levied on the Property and Lessor's and manager's personal property used in connection with the Property; (b) all franchise taxes and all sales, use and other taxes now or hereafter imposed by any governmental authority upon rent received by Lessor or revenue from the Building (specifically including, without limitation, the taxes imposed under Chapter 171 of the Texas Tax Code, commonly known as the "Texas Margin Tax", as said legislation may be amended or modified, together with any binding rules or regulations passed by the Comptroller of the State of Texas or other governmental body in connection therewith); (c) capital and place-of-business taxes; (d) taxes, assessments or fees in lieu pf the taxes described in this Section 2.4(c); and (e) all reasonable costs and fees incurred in connection with seeking reductions in or refunds in Taxes including, without limitation, any costs incurred by Lessor to challenge the tax valuation of the Building or the Property.

(c)Operating Expenses Exclusions. Operating Expenses do not include: expenses for repairs, restoration or other work occasioned by fire, wind, the elements or other casualty to the extent they are covered by insurance proceeds; expenses incurred in leasing to or procuring of lessees; leasing commissions, advertising expenses and expenses for the renovating of space for new lessees; interest or principal payments on any mortgage or other indebtedness of Lessor; compensation paid to any employee of Lessor above the grade of property manager; any depreciation allowance or expense; federal income taxes of Lessor; Operating Expenses which are the responsibility of Lessee or that portion of after-hours charges specifically attributable to increased utility costs as calculated by Lessor.

(d)Gross Up Adjustment. If the Building is not at least ninety-five percent (95%) occupied as to the Rentable Area of the Building, in the aggregate, during any calendar year of the Extended Term or if Lessor is not supplying services to at least ninety-five percent (95%) of the Rentable Area of the Building at any time during any calendar year of the Extended Term, including the Base Year, actual Operating Expenses for purposes hereof shall be determined as if the Building have been ninety-five percent (95%) occupied and Lessor had been supplying services to ninety-five percent (95%) of the Rentable Area of the Building during such year."

9.	SUBORDINATION. The following statement is hereby added at the end of Section 9.5(a) "Subordination" in the Original Lease Agreement:

''Notwithstanding the foregoing, at Lessor's option, Lessee's failure to deliver a certificate or instrument evidencing such subordination, non-disturbance and attornment shall constitute an immediate "Lessee Event of Default" (as defined in Section 11.1 of the Lease), without further notice or an opportunity to cure, and Lessor shall be entitled to any remedies provided by this Lease, together with all other remedies allowed by law or equity.''

10.	ESTOPPEL CERTIFICATES. Section 9.6 "Estoppel Certificates" in the Original Lease Agreement is hereby amended as follows:

"9.6Estoppel Certificates.

Lessee shall, from time to time, within ten (10) business days after receipt of a request for same, execute, acknowledge, and deliver to Lessor an Estoppel Certificate in substantially the form attached as Exhibit "G". Lessee's failure to deliver such Estoppel Certificate within such ten (10) business day period shall be deemed to establish conclusively that this Lease is in full force and effect except as declared by Lessor, that Lessor is not in default of any of its obligations under this Lease, and that Lessor has not received more than one (1) month's rent in advance. In such event, Lessee shall be stopped from denying, and may not deny the truth of such facts. Notwithstanding the foregoing, at Lessor's option, Lessee's failure to deliver such statement shall constitute an immediate "Lessee Event of Default" (as defined in Section 11.1 of the Lease), without further notice or an opportunity to cure, and Lessor shall be entitled to any remedies provided by this Lease, together with all other remedies allowed by law or equity."

11.	AMENDMENT. Section 16.2 "Amendment" of the Original Lease Agreement is hereby deleted and the following substituted in lieu thereof:

"16.2Amendments.

NO AMENDMENTS TO OR MODIFICATIONS OF OR WAIVERS UNDER THIS LEASE SHALL BE VALID OR BINDING UNLESS MADE IN A WRITING SIGNED BY BOTH PARTIES AND EXPRESSLY STATING THAT IT INTENDS TO AMEND OR MODIFY, OR WAIVE A RIGHT UNDER, THIS LEASE AND SPECIFYING THE PROVISION INTENDED TO BE AMENDED, MODIFIED OR WAIVED. ANY SUCH AMENDMENT, MODIFICATION OR WAIVER SHALL BE EFFECTIVE ONLY IN THE SPECIFIC INSTANCE AND FOR THE PURPOSE FOR WHICH IT WAS GIVEN."

12.	RATIFICATION. Except as amended by this Lease Amendment #11, Lessor and Lessee do hereby ratify and affirm all of the terms, conditions and covenants of the Lease Agreement, as amended herein.

Witness the execution hereby this the 26th day of September 2014, but to be effective as of the Effective Date.

LESSOR		LESSEE

FASKEN MIDLAND, LLC		DIAMONDBACK E&P LLC
By:	Haley-NWC Property
Management Co., LLC
Its Authorized Agent

By:	/s/ Wendell L. Brown	By:	/s/ Travis D. Stice
Name	Wendell L. Brown	Name	Travis D. Stice
Title	V.P.	Title	President & CEO

EXHIBIT B-2

Floor Plans for Suite 1235 Expansion Space

(See Attached)

Exhibit B-2

Exhibit B-2

Tower One - 12th Floor

1/16" = 1'-0"

NOT FOR REGULATORY APPROVAL, PERMITTING, OR CONSTRUCTION

©COPYRIGHT 2004 Rhotenberry Wellen Architects

rwa
rhotenberry wellen architects

1102 West Texas Avenue
Midland, Texas 79701
432.682.1252
432.682.1257 fax

Fasken Center

Tower One, 12th Floor

Midland, Texas

PROJECT:	0331
DRAWN BY:	DD
CHECKED BY: MARK T. WELLEN	No. 8974
DATE:	1/12/05

Exhibit B-2